Exhibit h(ii)


                       FUND ACCOUNTING SERVICING AGREEMENT

         This Agreement between Perritt Capital Growth Fund, Inc., a Maryland Corporation, hereinafter called the "Fund," and First Wisconsin Trust Company, a Wisconsin Corporation, hereinafter called the "Trust Company," is entered into on this 11th day of May, 1988.

                                   WITNESSETH:

         WHEREAS,  the  Fund  is  an  open-end  management   investment  company
providing investment opportunities through a mutual fund to various investors;

         WHEREAS, the Trust Company is in the business of providing, among other things, mutual fund accounting services to investment companies;

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1. Services. The Trust Company agrees to provide the following mutual fund accounting services to the Trust:

            A. Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date basis using security trade information communicated from the investment manager on a timely basis.

                  (2) For each valuation date, obtain prices from a pricing source approved by the Board of Directors and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, the method for determining the fair value for such securities.

                  (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                  (4) Determine gain/loss on security sales and identify them as to short-short, short or long term status. Account for periodic distributions of gain to shareholders and maintain undistributed gain or loss balances as of each valuation date.



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            B.  Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate, or dollar amount.

                  (2) Issue payments for Fund expenses upon receipt of written authorization from the Fund.

                  (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail specified by the Fund.

                  (4) Support periodic expense accrual review, i.e., comparison of actual expense activity versus accrual amounts.

                  (5) Provide expense accrual and payment reporting.

            C.  Fund Valuation and Financial Reporting Services:

                  (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

                  (2) Apply equalization accounting as directed by the Fund.

                  (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (4) Maintain a general ledger for the Fund in the form defined by the Fund and produce a set of financial statements as may be agreed upon from time to time as of each valuation date.

                  (5) For each day the Fund is open as defined in the prospectus, determine the net asset value of the Fund according to the accounting policies and procedures set forth in the prospectus.

                  (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of the Fund. Perform the calculations using the number of shares outstanding reported by the transfer agent to be applicable at the time of calculation.

                  (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                  (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.



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            D.  Tax Accounting Services:

                  (1) Maintain tax accounting records for the Fund investment portfolio so as to support tax reporting required for IRS defined regulated investment companies.

                  (2) Maintain tax lot detail for the investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax cost basis defined for the Fund.

                  (4) Report the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

            E. Compliance Control Services:

                  (1)  Maintain   accounting   records  to  support   compliance
         monitoring by the Fund.

                  (2) Support reporting to regulatory bodies and support financial statement preparation by making the Fund accounting records available to the Fund, the Securities and Exchange Commission, and the outside auditors.

                  (3) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

         2. Changes In Accounting Procedures. Any resolution passed by the Board of Directors that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the Trust Company.

         3. Compensation. The Trust Company shall be compensated for providing the above-referenced services in accordance with the Fee Schedule attached hereto as Exhibit A.

         4. Term of Agreement. This Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

         5. Duties in the Event of Termination. In the event that in connection with termination a Successor to any of the Trust Company's duties or responsibilities hereunder is designated by the Fund by written notice to the Fund Company, the Trust Company will promptly, upon such termination and at the expense of the Fund, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by the Trust Company under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which the Trust Company has maintained the same, the Fund shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Trust Company's personnel in the establishment of books, records and other data by such successor.



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         6. Choice of Law. This memorandum of  understanding  shall be construed in accordance with the laws of the State of Wisconsin.

         IN WITNESS WHEREOF, the due execution hereof on the date first above written.


ATTEST:                                      FIRST WISCONSIN TRUST COMPANY


_____________________________________        By________________________________



ATTEST:                                      PERRITT CAPITAL GROWTH
                                                  FUND, INC.


_____________________________________        By________________________________



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


                          FIRST WISCONSIN TRUST COMPANY

                      FUND VALUATION AND ACCOUNTING SERVICE

                                       FOR

                        PERRITT CAPITAL GROWTH FUND, INC.




Portfolio Services


Annual fee schedule per fund based on market value of assets.

        $18,000 for the first $40,000,000.00
        2/100 of 1% (2 basis points) on the balance

        $ 3.50 per month per asset in excess of 50 per portfolio $15.00 per month per tax exempt debt issue in excess of 40 assets

Fund accounting fees are billed monthly.